Exhibit (a)(4)

the oberweis funds

written instrument establishing and designating

oberweis emerging markets fund and Classes Thereof

The undersigned, being a majority of the trustees of The Oberweis Funds (the “Trust”), a business trust organized pursuant to an Amended and Restated Agreement and Declaration of Trust dated February 23, 2017, as amended (the “Declaration of Trust”), pursuant to Section 1 of Article III of the Declaration of Trust, do hereby establish and designate an eighth series of shares of the Trust to be known as “Oberweis Emerging Markets Fund” (the “New Fund”). Pursuant to Section 11 of Article III of the Declaration of Trust, the undersigned do hereby establish and designate the following two classes of shares of the New Fund: Investor Class Shares and Institutional Class Shares. The relative rights and preferences of the New Fund and the classes thereof shall be as set forth in the registration statement registering the shares of the New Fund.

IN WITNESS WHEREOF, the undersigned have this 31st day of January, 2018 signed these presents.

/s/ James D. Oberweis
James D. Oberweis

/s/ Katherine Smith Dedrick
Katherine Smith Dedrick

/s/ Gary D. McDaniel
Gary D. McDaniel

/s/ James G. Schmidt
James G. Schmidt